Exhibit 99.1

COMSovereign Announces Receipt of Additional Nasdaq Listing Determination

TUCSON, AZ – November 22, 2023 – COMSovereign Holding Corp. (NASDAQ: COMS and COMSP) (“COMSovereign” or the “Company”), a U.S.-based developer of 4G LTE Advanced and 5G communication systems and solutions, today announced that on November 16, 2023, the Company received an additional notice of non-compliance from the Nasdaq Listing Qualifications Staff (the “Staff”) given that, in addition to the Form 10-K for the year ended December 31, 2022, and the Forms 10-Q for the periods ended March 31, 2023 and June 30, 2023, the Company has not yet filed its Form 10-Q for the period ending September 30, 2023 (together, the “Delayed Reports”) with the Securities and Exchange Commission, as required by Nasdaq Listing Rule 5250(c)(1).

The Company previously requested and was granted a hearing before the Nasdaq Hearings Panel (the “Panel”), at which it will present its plan to regain compliance with the filing requirement, as well as a further stay of any additional action by Nasdaq pending the issuance of the Panel’s decision and the expiration of any extension the Panel may grant to the Company following the hearing. There can be no assurance that the Panel will grant the Company’s request for continued listing or that the Company will be able to file the Delayed Reports within any extension of time that may be granted by the Panel.

For more information about COMSovereign, please visit www.COMSovereign.com and connect with us on Facebook and Twitter.

About COMSovereign Holding Corp.

COMSovereign Holding Corp. (Nasdaq: COMS) has assembled a portfolio of communications technology companies that enhance connectivity across the entire data transmission spectrum. Through strategic acquisitions and organic research and development efforts, COMSovereign has become a U.S.-based communications provider able to provide 4G LTE Advanced and 5G telecom solutions to network operators and enterprises. For more information about COMSovereign, please visit www.COMSovereign.com.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “believe,” “expects,” “may,” “looks to,” “will,” “should,” “plan,” “intend,” “on condition,” “target,” “see,” “potential,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Steve Gersten, Director of Investor Relations
COMSovereign Holding Corp.
813-334-9745
investors@comsovereign.com

and

Media Relations for COMSovereign Holding Corp.:
Michael Glickman
MWGCO, Inc.
917-397-2272
mike@mwgco.net